LLC INTEREST PURCHASE AGREEMENT
                                       AND
                                   ASSIGNMENT


         This LLC INTEREST PURCHASE AGREEMENT AND ASSIGNMENT is made and entered into effective as of December 30, 1997, by and between Country Star Restaurants, Inc., a Delaware corporation ("SELLER"), and Mirage Resorts, Incorporated, a Nevada corporation ("BUYER").

                                  INTRODUCTION

         Country Star Las Vegas, LLC (the "LLC") was formed and has been operated pursuant to the Country Star Las Vegas Limited Liability Company Operating Agreement entered into and made effective the 6th day of September, 1995, by and between Seller and NevStar Restaurants, LLC, a Nevada limited liability company ("NEVSTAR"), as amended by that certain Amendment to Country Star Las Vegas Limited Liability Company Operating Agreement entered into and made effective the ___ [sic] day of November, 1995, by and between Seller, NevStar, and Cirrus, Cirrus, LLC, a Delaware limited liability company ("CIRRUS") (collectively, the "OPERATING AGREEMENT").

         Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, on the terms set forth in this Agreement, the entire interest in the LLC currently held by Seller. Upon such sale and assignment pursuant hereto, Buyer will become a substituted member of the LLC with respect to such interest.

         In consideration of the premises and the mutual benefits to be derived from this Agreement and of the respective representations, warranties, agreements, indemnities, and promises contained herein, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE I
                          DEFINITIONS; INTERPRETATIONS

         SECTION 1.1 Definitions. As used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

         "ACCOUNTS PAYABLE SCHEDULE" means that certain schedule of the accounts payable of the LLC as of the date hereof, which is attached hereto as Exhibit A.

         "AGREEMENT" means this LLC Interest Purchase Agreement and Assignment between Seller and Buyer (including any Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 7.1.

         "AGREEMENT REGARDING LEASE" means that certain Agreement dated as of the date hereof by and between Restaurant Ventures of Nevada, Inc., and Seller regarding certain modifications to the Lease.


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         "BALANCE SHEET" means that certain balance sheet dated as of September
30, 1997 of the LLC, which is attached hereto as Exhibit B.

         "BUYER" has the meaning specified in the recitals to this Agreement.

         "BUYER INDEMNITEE" has the meaning specified in Section 6.1(b).

         "CIRRUS" has the meaning specified in the recitals to this Agreement.

         "CLOSING" has the meaning specified in Section 2.2.

         "CONTRACTS" has the meaning specified in Section 3.11(a).

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL CLAIM" means any judicial, administrative or regulatory actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, or proceedings relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to natural resources, health, safety or the environment.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement, judicial or regulatory agency interpretation, policy or guidance or agreement with any governmental entity relating to (a) the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect, including, without limitation, (i) the Oil Pollution Act of 1990, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupation Safety and Health Act, and (ii) any common or civil law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.



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


         "ENVIRONMENTAL PERMIT" means any permit, license, approval, identification number, or other authorization required under any Environmental Law.

         "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated, classified, or regulated as hazardous, toxic, radioactive or dangerous or words of similar import, under any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree, injunction, requirement, or judicial or agency interpretation, policy or guidance, whether by type or by quantity, including any substance containing any such substance as a component, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product or break-down product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead, and polychlorinated biphenyl.

         "INDEMNIFIED BUYER LIABILITIES" has the meaning specified in Section 6.3(b).

         "LEASE" means that certain Amended and Restated Lease Agreement having an effective date of February 22, 1995 by and between Four Seas Investment Company, a Nevada limited partnership, and M.D. Close and Hope C. Close Trust R-201, and Seller.

         "LIABILITIES" has the meaning specified in Section 6.1(a).

         "LLC" has the meaning specified in the recitals to this Agreement.

         "MATERIAL ADVERSE EFFECT" with respect to any Person means any circumstance, change, event, transaction, loss, failure, effect, or other occurrence, whether individually or in the aggregate with any other circumstance, change, event, transaction, loss, failure, effect or other occurrence, which is or is reasonably likely to be materially adverse to the business, operations, properties, or conditions (financial or otherwise) of such Person.

         "NEVSTAR" has the meaning specified in the recitals to this Agreement.

         "OPERATING AGREEMENT" has the meaning specified in the recitals to this Agreement.

         "PERSON" means any individual, partnership, limited liability company, corporation, trust, or other entity.

         "PURCHASE PRICE" has the meaning specified in Section 2.1(a).

         "PURCHASED INTEREST" has the meaning specified in Section 2.1(a).

         "SELLER" has the meaning specified in the recitals to this Agreement.



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

         "TAX" means any and all fees (including without limitation documentation, recording, license, and registration fees), taxes (including without limitation net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of a governmental authority, together with any and all penalties, fines, additions to tax and interest thereon.

         SECTION 1.2 Interpretations. Except as otherwise expressly provided herein, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular except when the context otherwise requires; (ii) "include" and "including" are not limiting;
(iii) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder, (v) a reference to a Person includes such Person's permitted successors and assigns; and (vi) unless the context otherwise requires, a reference in this Agreement to an Article, Section, Paragraph, Exhibit, or
Schedule is to the respective Article, Section, Paragraph, Exhibit, or Schedule of or to this Agreement.


                                   ARTICLE II
                        SALE AND PURCHASE OF LLC INTEREST

         SECTION 2.1       Sale and Purchase of LLC Interest.

                  (a) Upon the terms set forth in this Agreement, Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller's right, title, and interest as a member in the LLC (the "PURCHASED INTEREST"), free and clear of all Encumbrances. Concurrently herewith, Buyer is paying and delivering to Seller, as the purchase price for the Purchased Interest, one million five hundred fifty thousand dollars ($1,550,000) (the "PURCHASE PRICE") by a check drawn on Buyer's corporate account.

                  (b) After giving effect to the sale and purchase under this
Section 2.1, Buyer shall be a substituted member in the LLC, holding the entire right, title, and interest previously held by Seller as a member of the LLC.

         SECTION 2.2 Closing. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place immediately upon the execution of this Agreement by the parties hereto.


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



                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

         SECTION 3.1 EXISTENCE AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate or lease the properties owned, operated or leased by it and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated hereby. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where failure to be so licensed or qualified would not have a Material Adverse Effect on its financial condition or its ability to perform its obligations hereunder or under the Agreement Regarding Lease or to consummate the transaction contemplated hereby or thereby. Seller has the corporate power and authority to execute and deliver this Agreement and the Agreement Regarding Lease and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and the execution, delivery, and performance of this Agreement and the Agreement Regarding Lease has been duly authorized by all necessary corporate actions (whether by Seller's Board of Directors or stockholders). Each of this Agreement and the Agreement Regarding Lease has been duly executed and delivered by Seller and, assuming the due authorization, execution, and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.2 TITLE TO THE PURCHASED INTEREST. Seller has, and is hereby transferring to Buyer, good, valid, and marketable title in the Purchased Interest, free and clear of any Encumbrance. Seller has not assigned, transferred, or otherwise disposed of the Purchased Interest or any of its rights under the Operating Agreement. Concurrently with the execution of this Agreement, Seller is acquiring the entire membership interest of Cirrus in the LLC. The Purchased Interest constitutes all the outstanding membership interests in the LLC, other than the membership interest owned by Nevstar. Neither the LLC nor any member has granted any Person any right or has entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation, or issuance of any interest in the LLC.


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

         SECTION 3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Neither the execution, delivery and performance of this Agreement or the Agreement Regarding Lease nor the consummation by Seller of the transactions contemplated hereby or thereby (i) conflicts with or violates or constitutes a breach of or a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under (A) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Seller or the LLC, (B) the certificate of incorporation or by-laws of Seller or the Operating Agreement or other governing document of the LLC (other than with respect to certain of NevStar's rights under the Operating Agreement, which have been waived by NevStar), or (C) any contract, agreement, instrument, mortgage, note, lease or other arrangement binding on or affecting Seller or the LLC or any of their respective properties;
(ii) requires any consent, authorization or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which Seller or the LLC or any of their respective properties is bound; (iii) requires any consent, approval, order, authorization or permit of, or registration, filing or notification to, any governmental or regulatory authority or agency; or (iv) results in the creation or imposition of any Encumbrance upon any property of Seller or the LLC.

         SECTION 3.4 ORGANIZATION OF THE LLC. The LLC is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, operate, or lease the properties owned, operated or leased by the LLC and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Operating Agreement. The LLC is duly licensed or qualified to do business in the State of Nevada and is in good standing in the State of Nevada.

         SECTION 3.5 NO LLC SUBSIDIARIES. There are no corporations, partnerships, joint ventures, associations, or other entities in which the LLC owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which the LLC otherwise participates.

         SECTION 3.6 LLC PROPERTY. The LLC has good, valid, and marketable title to all the properties, interests in properties and assets owned, licensed or leased by it (including without limitation the Lease), free and clear of any Encumbrance other than as set forth on the Balance Sheet. Without limiting the generality of the foregoing, the rights of the LLC, in or to any intellectual property owned by or licensed to the LLC do not conflict with or infringe on the rights of any other Person.

         SECTION 3.7  FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

                  (a) The Balance Sheet fairly presents, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the LLC as of September 30, 1997, and


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

the Accounts Payable Schedule is a complete and accurate list of the LLC's accounts payable as of the date hereof.

                  (b) The LLC has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities set forth in the Balance Sheet or on the notes thereto, (ii) accounts payable listed on the Accounts Payable Schedule, and (iii) the potential claim of Steve Motley and Karen Donahue referred to in the December 3, 1997 letter from Kevin R. Briggs, Esq. to Jeffrey P. Meyer, Esq.

                  (c) The LLC has not distributed any assets to any of its members, whether by way of redemption, return of capital, distribution, or otherwise.

         SECTION 3.8 COMPLIANCE WITH LAWS. The LLC has not been and is not in conflict with, or in violation of, any law, rule, regulation, order, judgment or decree (including without limitation those relating to environmental, or health or occupational safety matters) applicable to the LLC or by which the LLC or any of its properties are bound or affected. The LLC has all governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations, and similar documents or instruments (including, without limitation, all health and safety licenses, permits, and authorizations) necessary to carry on their respective businesses as they are now being conducted.

         SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, except as set forth in the Balance Sheet or the notes thereto, the LLC has conducted its business only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its membership interests, (ii) any incurrence, assumption or guarantees by the LLC of any indebtedness for borrowed money other than in the ordinary course of business, (iii) any making of any loan, advance or capital contributions to, or investments in, any other person, (iv) any split, combination or reclassification of any of its membership interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for membership interests in the LLC, (v) (x) any granting by the LLC to any member, manager, representative or employee of the LLC of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect on the date of the Balance Sheet, (y) any granting by the LLC to any such person of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the Balance Sheet or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees, any entry by the LLC into any employment, severance or termination agreement with a member, manager, representative or employee of the LLC, (vi) any damage, destruction or loss, whether or not covered by insurance, that would be expected to have a Material Adverse Effect on the LLC, (vii) any transaction or commitment made, or any contract or agreement entered into, by the LLC relating to its assets or business (including without limitation the acquisition or disposition of


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


any assets), or any relinquishment by the LLC of any contractual or other right, in either case, material to the LLC, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement and the Agreement Regarding Lease, (viii) any change in accounting methods, principles or practices by the LLC materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (ix) any transaction, payment or commitment made, or any contract or agreement entered into, by the LLC with or to any affiliate of the LLC; or (ix) any other event, development or change which is reasonably likely to have a Material Adverse Effect on the LLC.

         SECTION 3.10  LABOR MATTERS.  The LLC has fewer than 100 employees.

         SECTION 3.11 AGREEMENTS. (a) The LLC is not a party to any agreement, contract, lease, license, commitment, or instrument (including any and all amendments thereto) (individually, a "CONTRACT"; and collectively, the "CONTRACTS"), nor are any of its assets bound or subject to any Contract, except for Contracts entered into in the ordinary course of business and consistent with past practice.

                  (b) The Lease is unmodified and in full force and effect, and there are no other agreements, written or oral, between the LLC and any third parties, or by and amongst any third parties, claiming an interest in the interest of the LLC in the Lease or otherwise relating to the use and occupancy of the property covered by the Lease.

         SECTION 3.12 ENVIRONMENTAL MATTERS. During the time that the LLC has had possession of its facilities and the properties on which it operates, there has not been:

                  (a) any Environmental Claim asserted against the LLC relating in any way to the business or activities of the LLC; or

                  (b) (i) any violation of any Environmental Law by the LLC, or any employee, representative, agent or any other person or entity acting on behalf of the LLC (including, without limitation, any failure to obtain or comply with any permit, license or other approval or authorization under the provisions of any Environmental Law) or (ii) any discharge, spill, transport, release, disposal, presence, alleged presence, or otherwise of any Hazardous Substances in connection with such facilities or properties (including, without limitation, any such action which could result in a liability or loss under any Environmental Law relating to investigation, removal, remediation, containment, cleanup or abatement of the presence, release, or threatened release of any Hazardous Substance, whether on-site or off-site).

         SECTION 3.13 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of Seller.


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


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

         SECTION 4.1 EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own, operate or lease the properties owned, operated or leased by it and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated hereby. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where failure to be so licensed or qualified would not have a Material Adverse Effect on its financial condition or its ability to perform its obligations hereunder or to consummate the transaction contemplated hereby. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transaction contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Buyer, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


                                    ARTICLE V
                             COVENANTS AND CONSENTS

         SECTION 5.1 Payment of Trade Payables by Seller. Seller hereby assumes and agrees promptly to pay and discharge when due all of the trade payables of the LLC.


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

         SECTION 5.2 Resignation as Manager of LLC. Effective immediately upon the Closing, Seller shall automatically be deemed to have resigned as a manager of the LLC and shall cause all other managers of the LLC then in office to resign such positions.

         SECTION 5.3 Consent to Transfers. Seller hereby confirms that it has consented to the transfer by NevStar, concurrently herewith, of all of its right, title, and interest as a member in the LLC to Buyer and to Buyer becoming a substituted member with respect to such transferred interest.

         SECTION 5.4 Release from Confidentiality Agreement. Buyer hereby releases Seller and Mr. Dan Rubin (in any capacity) from any obligations that it or he may have under that certain document which is entitled "Confidentiality Agreement and Liquidated Damages" and which is marked "Draft of December 11, 1997".


                                   ARTICLE VI
                                 INDEMNIFICATION

         SECTION 6.1       Definitions.

                  (a) Liabilities. For purposes of this Article VI and subject at all times to the exclusions set forth in Section 6.3(b), "LIABILITIES" shall mean any and all costs, liabilities, losses, actual damages (including consequential, punitive and natural resources damages resulting from third party claims), Taxes, penalties, fines, and assessments (whether criminal or civil), actions, suits, claims, obligations, injuries, judgments, disbursements, and demands of any kind or nature whatsoever, and, except as otherwise expressly provided in this Article VI, shall include all reasonable out-of-pocket costs, disbursements, and expenses actually incurred (including reasonable consultant, expert, and attorney's fees and expenses and costs of investigation, except as otherwise expressly provided herein).

                  (b) Buyer Indemnitee. For purposes of this Article VI, a "BUYER INDEMNITEE" shall mean the Buyer, its successors and permitted assigns, and any of their shareholders, officers, directors, employees, agents, and representatives.

         SECTION 6.2 Survival of Representations and Warranties. The covenants, agreements, indemnification obligations, representations, and warranties of each of the parties hereto shall survive the Closing until the expiration of the applicable statute of limitations.

         SECTION 6.3       Indemnification of Buyer.

                  (a) Indemnity. Subject to the exclusions stated in Section 6.3(b) below, and without limiting any other rights which a Buyer Indemnitee may have hereunder or under applicable law, Seller hereby agrees to defend, indemnify and hold harmless each Buyer



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


Indemnitee from and against all Liabilities that may at any time be incurred by, imposed on or asserted against such Buyer Indemnitee, directly or indirectly based on, or arising or resulting from (i) the breach of, or misstatement of any material fact contained in, any representation, warranty, or agreement of Seller contained in this Agreement or in any certificate, financial statement, or other document furnished pursuant hereto or (ii) the potential claims of Steve Motley and Karen Donahue referred to in the December 3, 1997 letter from Kevin R. Briggs, Esq. to Jeffrey P. Meyer, Esq.

                  (b) Exclusions. Notwithstanding any provision hereof to the contrary, Seller shall have no obligation to indemnify any Buyer Indemnitee under this Section 6.3 for any Liability to the extent attributable to the gross negligence or willful misconduct of, or the falsity or inaccuracy of any material fact contained in any representation or warranty of such Buyer Indemnitee. Liabilities arising out of, resulting from or relating to any matters described in Section 6.3(a) and not excluded from indemnification pursuant to this Section 6.3(b) are hereinafter referred to as "INDEMNIFIED BUYER LIABILITIES."

         SECTION 6.4 Indemnified Buyer Liabilities Covered by Insurance. In the case of any Indemnified Buyer Liability to be indemnified by Seller hereunder which is covered by a policy of insurance, the Buyer Indemnitee to be indemnified shall cooperate with the insurers in the exercise of their rights to investigate, defend, or compromise such Indemnified Buyer Liability as may be required to retain the benefits of such insurance with respect to such Indemnified Buyer Liability. Neither any failure to cooperate that does not cause any material damage to Seller, nor any cooperation shall have any effect whatsoever on the obligations of Seller to indemnify such Buyer Indemnitee.

         SECTION 6.5 Control of Litigation. Any Buyer Indemnitee shall promptly notify Seller of the commencement of any action, suit, or proceeding with respect to an Indemnified Buyer Liability or the assertion of any Indemnified Buyer Liability, in each case as to which indemnification is sought; PROVIDED, that the failure to provide such notice shall not release Seller from any of its obligations to indemnify hereunder to the extent that such failure does not materially prejudice the rights of Seller in its ability to defend such Indemnified Buyer Liability. Seller shall, at its own expense, assume or cause to be assumed the defense of any such Indemnified Buyer Liability within thirty
(30) days after the affected Buyer Indemnitee shall have notified Seller thereof. Such Buyer Indemnitee, upon reasonable notice by Seller or the Person assuming the defense shall consult from time to time with respect to such Indemnified Buyer Liability and provide Seller or the Person assuming the defense with any documents or other items or access to any witness which Seller or the Person assuming the defense deems in its reasonable judgment to be necessary in connection with the defense of such Indemnified Buyer Liability, and Seller shall pay or reimburse or cause to be paid or reimbursed, any reasonable out-of-pocket costs therefor. Such Buyer Indemnitee may participate in the defense of any such Indemnified Buyer Liability and employ separate counsel, at its own expense, unless such Buyer Indemnitee shall have reasonably determined that counsel selected by Seller or such Person has a conflict of interest because of the


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

availability of different or additional defenses to such Buyer Indemnitee, in which case Seller shall pay or cause to be paid the costs and expenses of counsel employed by the Buyer. Seller and its insurers may, in their sole discretion, defend, settle, or compromise any such action, suit or proceeding; PROVIDED, that Seller and its insurers shall be liable in respect of all Indemnified Buyer Liabilities relating thereto (whether by payment of any judgment, settlement, amount or indemnity hereunder) and no settlement or compromise shall be entered into unless such Buyer Indemnitee is fully released or discharged from all such Indemnified Buyer Liabilities. Participation by any such Buyer Indemnitee in any such action, suit, or claim shall not constitute a waiver of the indemnification provided in this Article VI. Nothing contained in this Section 6.5 shall be deemed to require the Buyer Indemnitee to contest any Indemnified Buyer Liability or to assume responsibility for or control of any judicial proceeding with respect thereto.

         SECTION 6.6 Settlements. No Buyer Indemnitee shall enter into a settlement or other compromise with respect to any Indemnified Buyer Liability without the prior written consent of Seller, which consent shall not be unreasonably withheld, unless the Buyer Indemnitee waives its right to be indemnified with respect to such Indemnified Buyer Liability under this Article VI.

         SECTION 6.7 Subrogation, Etc. To the extent that an Indemnified Buyer Liability to be indemnified by Seller under this Article VI is in fact paid by Seller or any other Person, Seller or such Person shall be subrogated to the extent of such payment to the rights and remedies of the Buyer Indemnitee with respect to the transaction, event, or matter giving rise to such Indemnified Buyer Liability. Should the Buyer Indemnitee receive any refund, in whole or in part, with respect to any Indemnified Buyer Liability paid by Seller or such Person hereunder, it shall promptly pay over the amount refunded, together with any interest received with respect to such amount, to Seller or such Person.

         SECTION 6.8 Netting of Recoveries. In determining the amount of any indemnification or other recovery available to any Buyer Indemnitee under this
Article VI, with respect to any specific claim, such amount shall be reduced by any other amount the Buyer Indemnitee has recovered with respect to such claim.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1 Amendments, Etc. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any party hereto shall be effective unless the same shall be in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.2 Notices, Etc. All notices, requests, claims, demands, and other communications provided for or permitted hereunder shall be in writing (including telecopy communication) and telecopied, mailed (registered, airmail postage and charges prepaid), or delivered personally to the address or telecopy number set forth below or at such other address or telecopy number as shall be designated by a party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when received at the relevant address. Telecopied communications must be followed by a hard copy of such telecopied communication sent by first class mail, postage and charges prepaid.

         To Buyer or Restaurant Ventures of Nevada, Inc. (under the Agreement Regarding Lease):

                  Mirage Resorts, Incorporated
                  3400 Las Vegas Boulevard South
                  Las Vegas, Nevada  89109
                  Telecopier:       (702) 792-7628
                  Attention:        Mr. Daniel R. Lee
                                    Chief Financial Officer and
                                    Treasurer


                  with a copy to:

                  Irell & Manella LLP
                  1800 Avenue of the Stars, Suite 500
                  Los Angeles, California  90067
                  Telecopier:       (310) 203-7199
                  Attention:        C. Kevin McGeehan, Esq.


         To Seller:

                  Country Star Restaurants, Inc.
                  4929 Wilshire Boulevard, Suite 428
                  Los Angeles, California  90010
                  Telecopier:       (213) 634-5580
                  Attention:        Mr. Dan Rubin
                                    Chief Executive Officer


                  with a copy to:

                  Meyer & Associates
                  1875 Century Park East, Suite 600
                  Los Angeles, California  90067
                  Telecopier:       (310) 551-2045
                  Attention:        Jeffrey P. Meyer, Esq.

         SECTION 7.3 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the parties shall have the right to assign its respective rights or obligations hereunder or any interest herein without the prior written consent of the non-assigning parties.

         SECTION 7.5 Severability. Each provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         SECTION 7.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and, when taken together, shall constitute one agreement.

         SECTION 7.7 Consent to Jurisdiction. Seller and the Buyer each (i) irrevocably submits to the jurisdiction of any Nevada state court sitting in Las Vegas or the United States District Court for the District of Nevada in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or shall affect its right to bring any action in any other court.

         SECTION 7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 7.9 Headings. The various Article, Section, and Paragraph headings in this Agreement are included herein for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and shall not be considered in interpreting this Agreement.

         SECTION 7.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 7.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior agreements, representations, warranties and understandings between or among the parties with respect to such subject matter.

         SECTION 7.12 Additional Documents and Acts. Each party agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

                         (SIGNATURES ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.


                                            MIRAGE RESORTS, INCORPORATED,
                                            A NEVADA CORPORATION


                                            By:        DANIEL R. LEE
                                               ---------------------------------
                                               Name:   Daniel R. Lee
                                               Title:  Chief Financial Officer
                                                       and Treasurer



                                            COUNTRY STAR RESTAURANTS, INC.,
                                            A DELAWARE CORPORATION


                                            By:        DAN RUBIN
                                               ---------------------------------
                                               Name:   Dan Rubin
                                               Title:  Chief Executive Officer

                                    EXHIBIT A

                            ACCOUNTS PAYABLE SCHEDULE

                                    EXHIBIT B

                                  BALANCE SHEET

                                    AGREEMENT

         This Agreement (the "Agreement") is made and entered into as of December 30, 1997 by and between Restaurant Ventures of Nevada, Inc., a Nevada corporation ("Landlord") and Country Star Restaurants, Inc., a Delaware corporation ("Tenant") based on the following facts and circumstances:

         A. Landlord owns the "Land" as designated as the crosshatched areas and improvements located thereon (collectively the "Property") as shown as Exhibit A to that certain Amended and Restated Lease Agreement dated effective February 22, 1995, a copy of which is attached hereto as Exhibit 1 (the "Prior Lease"). The Prior Lease will be cancelled and terminated immediately prior to the Effective Date of the New Lease. The Effective Date is hereby defined to be the first business day after one of the following has occurred: (1) the involuntary chapter 11 case commenced with regard to Country Star Las Vegas, LLC in the United States Bankruptcy Court for the Central District of California (the "Case") has been dismissed; (2) an order authorizing the rejection of the "Prior Lease" has been entered in the Case and such rejection has become effective; or
(3) an order authorizing the parties hereto to terminate the Prior Lease and enter into a new lease of the Property on substantially the terms set forth herein has been entered in the Case.

         B. Landlord desires to let to Tenant and Tenant desires to let from Landlord the Property on the terms to be provided in the "New Lease" to be executed by Landlord and Tenant prior to the Effective Date which shall include the terms referenced herein and such other terms as are incorporated by reference from the Prior Lease to the extent provided for herein.

         C. The parties desire that the employees employed by "CSLV" (as hereinafter defined) become effective January 5, 1998 the employees of the Tenant and that between the execution hereof and the Effective Date, the Property be operated by Tenant under a management arrangement.

         Based on the foregoing facts and circumstances, and for good and valuable consideration, the parties hereby agree as follows:

                  1.       NEW LEASE.

                 The Prior Lease shall be terminated and a "New
Lease" shall be executed by Landlord and Tenant prior to the Effective Date which will include the provisions of the Prior Lease modified to reflect the fact that the improvements to be constructed have now been completed to the satisfaction of Tenant and that the New Lease is for the duration as set forth herein with no renewal options and that the personal property located on the Property as of the Effective Date will, to the extent owned by Landlord be leased to Tenant, together with all real property within the definition of Property on an absolutely AS-IS, where is, basis. In addition, the following shall be included in the New Lease:

                           (A)      Section 4(a), 4(b), 4(c), 4(d), and 4(e)
of the Prior Lease shall not be included in the New Lease and in their place the following shall be substituted: Base Rent shall be one-half of positive Cash Flow calculated on a monthly basis. Base Rent shall be paid within 10 days of each calendar month's end. As used in this Agreement, "Cash Flow" shall mean (i) "Gross Receipts" of Tenant as defined in the Prior Lease, less only (a) operating expenses of Tenant (prior to deducting Base Rent payable to Landlord hereunder) and (b) cost of goods sold by Tenant at the Property. Tenant's operating expenses shall not include any amount with respect to any services or facilities provided to Tenant, directly or indirectly, or any amount payable to any employee, officer, director or consultant of Tenant or any of its affiliates except for employees at the level of general manager or below and who are located on a full time basis in Las Vegas for the business conducted on the Property (other than 1/2 of an accounts payable employee, 1/2 of a payroll employee, and 1/2 of Layne Wooten's salaries and other customary employee related expenses which shall be Operating Expenses even if they are less than full time and not located in Las Vegas). In the event that any month's Cash Flow is a negative number, Landlord shall have no liability with respect to any such amount nor shall such loss be used to offset positive Cash Flow in any other month. Landlord is hereby granted the right from time to time to inspect the books and records of Tenant to determine compliance with the terms of this Agreement. Tenant shall make such books and records available to Landlord or its representatives on (2) business days notice. The inability of the Tenant pursuant to the Lease to deduct amounts from the Base Rent shall not relieve the Tenant from any obligation to pay any such amounts.

                           (B)      Notwithstanding any other provision of the
New Lease (or the Prior Lease) to the contrary, the New Lease will provide that the New Lease shall terminate automatically and without further action on September 30, 1998, unless, prior to such date, Landlord and Tenant mutually agree in writing to extend the New Lease on a month-to-month basis thereafter. In the event that Landlord and Tenant agree to such a month-to-month extension, any such tenancy may be terminated by Landlord or by Tenant upon thirty (30) days prior written notice to the other. Except as expressly set forth in this Section, neither Tenant nor anyone claiming through Tenant or any of its affiliates shall have any right to occupy any portion of the Property. The provisions of Section 1(a) of the Prior Lease relating to the term and Section 2 of the Prior Lease shall not be included in the New Lease.

                           (C)      At the termination of the New Lease for
reasons other than a default by the Tenant, the Tenant may, and shall at Landlord request, remove (i) the "Country Star" signage, (ii) supplies which bear the "Country Star" name or logo, and (iii) tables which have "Country Star" logo tops. The Tenant will not remove any other items and will leave in place all furniture, furnishings, fixtures, all of the inventory (whether any of the inventory of Tenant is in any way unique), and equipment not described in the foregoing sentence. Without limiting the foregoing, on behalf of itself or others who own such items, Tenant may remove the country music memorabilia and display cases containing such memorabilia from the Property; provided, however, that Tenant shall immediately upon such removal return such memorabilia and display cases to their lawful owners and indemnify and hold harmless CSLV and Landlord against any claims relating thereto and, at Tenant's expense, repair any damage done in removing such display cases. Tenant shall be given sixty (60) days prior notice to remove the items in this Section 1(c).

                           (D)      The security deposit posted by the tenant
under the Prior Lease shall not be applied against any liability under the Prior Lease but shall be transferred and applied as a security deposit under the New Lease.

                  2.       INTERIM MANAGEMENT.

                           Concurrent with this Agreement, Landlord has
acquired all of the ownership interest of Country Star Las Vegas, LLC ("CSLV"); accordingly, subject to the modifications set forth hereinbelow in this Section, Landlord and Tenant agree to have Tenant continue to perform its obligations as the "Manager" pursuant to the terms of that certain Restaurant Management Agreement between Tenant and CSLV (the "Restaurant Management Agreement"), a copy of which is attached hereto as Exhibit "B." Except as modified by this Agreement, Tenant agrees to perform all of its duties and obligations pursuant to the Restaurant Management Agreement. Tenant hereby agrees to the following modifications to the Restaurant Management Agreement: (i) all of the fees or any other amounts owing to Tenant pursuant to the Restaurant Management Agreement be and they hereby are released, (ii) from and after the date of this Agreement, the Tenant shall perform the duties of the Manager pursuant to the Restaurant Management Agreement without fee or other consideration and (iii) the Restaurant Management Agreement shall terminate upon effectiveness of the Lease between Landlord and Tenant. In any event the Restaurant Management Agreement shall terminate no later than September 30, 1998.

                  3.       EMPLOYEES.

                           Effective January 5, 1998 Tenant agrees to
employ all employees employed as of the date hereof by CSLV in the operation of the business conducted on the Property and Tenant shall be responsible for and shall indemnify, defend and hold CSLV and Landlord harmless from any claims by any such employees including without limitation accrued vacation pay and any termination benefits or expenses. Tenant shall pay or shall cause such employees to be paid through January 4, 1998.

                  4.       INSURANCE.

                           As soon as is reasonably possible after the
execution hereof, Tenant will insure the Property in a manner equivalent to the requirements of the Prior Lease.

                  5.       FURTHER ASSURANCES.

                           Each party agrees to execute any additional
documents, and to cooperate in good faith by taking any necessary additional actions, to fulfill the contemplated transactions. However, no memorandum or other document evidencing the New Lease or management arrangements referenced herein shall be recorded on the land records. Tenant agrees to execute and acknowledge a termination of any existing memorandum or other recorded documentation regarding the Prior Lease.

                  6.       ENTIRE AGREEMENT; AMENDMENTS.

                           This Agreement together with that certain
Agreement and Release of even date herewith, and that certain LLC Interest Purchase Agreement of even date herewith constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or negotiations, oral or written. It may not be amended or waived except by a writing signed by each of the parties hereto.

                  7.       GOVERNING LAW.

                           This Agreement shall be governed by and
construed in accordance with the laws of the State of Nevada.

                  8.       SUCCESSORS AND ASSIGNS.

                 This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                            "Tenant"
                                            COUNTRY STAR RESTAURANTS, INC., a
                                            Delaware corporation


                                           By: /s/ DAN RUBIN
                                               ---------------------------------
                                                   Daniel Rubin


                                           Its:     CEO
                                               ---------------------------------



                                            "Landlord"
                                            Restaurant Ventures of Nevada, Inc.,
                                            a Nevada corporation
                                                By Mirage Resorts, Incorporated,
                                                a Nevada corporation
                                                Its authorized agent


                                          By:  /s/ DANIEL LEE
                                               ---------------------------------
                                                   Daniel Lee
                                                   Its Chief Financial Officer